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                                                                     EXHIBIT 2.2


                                FIRST AMENDMENT
                                       TO
                             DISTRIBUTION AGREEMENT


       This First Amendment to Distribution Agreement (this "Amendment") is made and entered into on October __, 1996, by and among AMERISAFE, Inc., a Texas corporation (formerly Gulf Universal Holdings, Inc.) (the "Company"), Millard E. Morris ("Morris"), Aubrey T. Temple ("Temple"), M.T. & Co., Inc., a Louisiana corporation ("MTInc."), Southern Underwriters, Inc., a Louisiana corporation ("SUI"), and Morris, Temple and Trent Financial Services, a Louisiana corporation ("MTTFS").

                                    RECITALS

       A. The Company, Morris and Temple are parties to a Distribution Agreement dated July 20, 1996 (the "Original Agreement").

       B. The parties to the Original Agreement desire to (i) amend the Original Agreement as set forth in this Amendment to, among other things, adjust the distribution of the SUI and MTTFS capital stock and (ii) add MTInc., SUI and MTTFS as parties thereto.

       NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and intending to be legally bound hereby, the parties agree as follows:

       1. Sections 1(a) and 1(b) of the Original Agreement are hereby amended in their entirety to read as follows:

                     (a) Distribution to Temple. The Company hereby agrees to distribute to Temple on the Distribution Date (as defined below in Section 3) (i) 1,000 shares of Common Stock, no par value, of MTInc. (the "MTInc. Shares"), representing all of the outstanding capital stock of MTInc., (ii) 510 shares of Common Stock, par value $1.00 per share, of SUI (the "Temple SUI Shares"), (iii) 51 shares of Common Stock, no par value, of MTTFS (the "Temple MTTFS Shares"), and (iv) a promissory note in the amount of $8,000,000 (the "Temple Note"). The Company also hereby agrees to make, prior to such distribution, a capital contribution to MTInc. by delivering a promissory note in the amount of $5,971,872 (the "MTInc. Note"). Temple hereby agrees to accept the MTInc. Shares, the Temple SUI Shares, the Temple MTTFS Shares and the Temple Note. MTInc. hereby agrees to accept the MTInc. Note.

                     (b) Distribution to Morris. The Company hereby agrees to distribute to Morris on the Distribution Date (i) 490 shares of Common Stock, par value $1.00 per share, of SUI (the "Morris SUI Shares") and (ii) 49 shares of Common Stock, no par value, of MTTFS (the "Morris MTTFS Shares"). Morris hereby agrees to accept the Morris SUI Shares and the Morris MTTFS Shares.
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       2.     A new Section 1(d) is added as follows:

                     (d) Reorganization of MorTem Corporations. Temple acknowledges that prior to the Distribution Date, the MorTem Corporations will be reorganized pursuant to the Plan of Reorganization adopted by the Board of Directors of the Company on October __, 1996 (the "Plan of Reorganization") as follows: (i) M&T Aviation, Inc., Morris, Temple & Trent of Arkansas and Gulf Audit Services, Inc. will be merged with and into MTInc., with MTInc. as the surviving corporation,
       (ii) Morris, Temple & Company, Morris, Temple & Trent of Shreveport and Systems Operations, Inc. (d/b/a Engineered Mechanical Systems) will become wholly owned subsidiaries of MTInc., (iii) the assets and liabilities of CHM, Inc. ("CHM"), other than any shares of Class B Common Stock of the Company held by CHM, will be transferred to MTInc.,
       (iv) the assets of Mor-Tem Systems, Inc. ("MOR-TEM"), other than the (a) MTInc. Shares, (b) the shares of capital stock of SUI, MTTFS, Hammerman & Gainer, Inc. and Morris Temple Risk Management, Inc. and (c) the shares of Series A Preferred Stock of the Company held by MOR-TEM will be transferred to MTInc. and (v) MTInc. will indemnify MOR-TEM and assume the liabilities of MOR-TEM.

       3. Section 3 of the Original Agreement is hereby amended in its entirety to read as follows:

              3. Distribution Date. For purposes of this Agreement, "Distribution Date" means the date upon which the Company distributes the Shares described in Sections 1(a) and 1(b) above to Morris and Temple, which date shall be two business days prior to the date requested by the Company for the acceleration of the effectiveness of its Registration Statement on Form S-1 (File No. 333-10099) with respect to the Company's registered public offering of the Company's Class A Common Stock (the "Offering") or such earlier date as may be agreed upon by the parties; provided that if the Distribution Date has not occurred prior to October 31, 1996, the obligations of the parties hereto will terminate.

       4.     New paragraphs (iii) and (iv) are added to subsection (a) of
Section 4 as follows:

                            (iii) As of the Distribution Date, he has not transferred, agreed to transfer, or negotiated with any person regarding a transfer of, any of his shares of the Company held as of July 1, 1996.

                            (iv) Except as provided in this Agreement, he currently has no plans or intentions to transfer any of his stock in the Company, MTInc., SUI, or MTTFS on or after the Distribution Date.





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       5.     A new subsection (c) is added to Section 4 as follows:

                     (c) Each of MTInc., SUI and MTTFS hereby represents and warrants that:

                            (i) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and has all requisite corporate authority to execute and deliver this Agreement and to perform all of the transactions contemplated by this Agreement to be performed by it; and

                            (ii) The execution and delivery by it of this Agreement, and the consummation of the transactions contemplated by this Agreement to be performed by it, have been duly authorized by all necessary corporate action on the part of such corporation, and this Agreement will, when executed and delivered by the parties and subject to Section 3, constitute its valid and binding obligation, enforceable against it in accordance with its terms.

       6. Section 5 is hereby amended to extend the representations and warranties of the Company contained in such section to MTInc., SUI and MTTFS as well as Morris and Temple.

       7.     Section 7 is hereby amended in its entirety, to read as follows:

              7. Tax Characterization. It is the express intention of the parties that the distributions of stock contemplated by this Agreement qualify for tax-free treatment under section 355 of the Internal Revenue Code of 1986, as amended (the "Code"). In this regard, the parties hereto covenant as follows:

                     (a)    Each of Morris and Temple hereby covenants that:

                            (i)    For the period commencing on the
              Distribution Date and ending at the end of the second taxable year ending after the Distribution Date (the "Post-Distribution Period"), he will not transfer any of his Company, MTInc., SUI or MTTFS stock to any other person, other than a transfer by Morris of Company stock solely in exchange for stock, pursuant to a transaction qualifying as a tax-free reorganization described in section 368(a)(1) of the Code (a "Qualifying Transaction"). For all purposes of this Agreement, a transaction shall be deemed to be a Qualifying Transaction only if: (i) the IRS issues a ruling letter so holding, or (ii) tax counsel to the Company renders an opinion reasonably satisfactory in form and substance to the Company and to both Morris and Temple that the transaction is a Qualifying Transaction. Any stock received in such a transfer pursuant to a Qualifying Transaction shall become subject to this covenant.





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                            (ii)   Following the Post-Distribution Period he
              will not transfer stock of the Company, MTInc., SUI, or MTTFS to any person pursuant to any agreements, arrangements or negotiations entered into before the Distribution Date.

                            (iii) During the Post-Distribution Period Morris
              will cause the Company, through its operating subsidiary, Temple will cause MTInc., and Morris and Temple will cause SUI and MTTFS, to continue the active conduct of their respective businesses which they conduct on the Distribution Date, and not to liquidate or to sell or otherwise dispose of any material part of their assets (including stock of subsidiaries) other than in the ordinary course of business or pursuant to a Qualifying Transaction, if such sale or disposition would cause the respective corporation not to continue to employ a substantial portion of the assets held by it on the Distribution Date in the conduct of businesses conducted by it on such date.

                            (iv) Temple will cause MTInc. to use the MTInc. Note, or the proceeds thereof, solely in the ordinary conduct of its existing business and/or to retire existing indebtedness. In no event will he cause MTInc. to use such funds to invest in assets of any business or activity other than MTInc.'s existing lines of business.

                     (b) The Company, MTInc., SUI and MTTFS each covenants that during the Post-Distribution Period it will not discontinue the active conduct of the active business which it conducts on the Distribution Date, liquidate, or sell or otherwise dispose of any material part of its assets (including stock of subsidiaries) other than in the ordinary course of business or pursuant to a Qualifying Transaction, if such sale or disposition would cause the respective corporation not to continue to employ a substantial portion of the assets held by it on the Distribution Date in the conduct of businesses conducted by it on such date.

                     (c) MTInc. covenants that it will use the MTInc. Note, and proceeds thereof, solely in the ordinary conduct of its existing business and/or to retire existing indebtedness. In no event will it use such funds to invest in assets of any business or activity other than its existing lines of business.

       8.     A new Section 11 is added as follows:

              11.    Pledge to Banc One.

                     (a) Morris Pledge. Morris hereby agrees to pledge the Morris SUI Shares and the Morris MTTFS Shares to Banc One as security for the loan agreement between Banc One and the Company (the "Loan Agreement"), and further agrees to execute and deliver all such agreements, instruments and documents, and to take any further action, as may be requested by Banc One to evidence such pledge.





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                     (b)    Temple Pledge.  Temple hereby acknowledges that the
       Temple Note will be payable only out of the net proceeds of the Offering and will be subject to the prior repayment of all amounts owed to Banc One in connection with the Loan Agreement. Temple hereby agrees to pledge the Temple Note and the proceeds therefrom, the MorTem Shares, the Temple SUI Shares and the Temple MTTFS Shares to Banc One as security for the Loan Agreement, and further agrees to execute and deliver all such agreements, instruments and documents, and to take any further action, as may be requested by Banc One to evidence such pledge.

                     (c) MTInc. Pledge. MTInc. acknowledges that the MTInc. Note will be payable only out of the net proceeds of the Offering and shall be subject to the prior repayment of all amounts owed to Banc One in connection with the Loan Agreement. MTInc. hereby agrees to pledge the MTInc. Note and the proceeds therefrom to Banc One as security for the Loan Agreement, and further agrees to execute and deliver all such agreements, instruments or documents, and to take any further action, as may be requested by Banc One to evidence such pledge.

       9.     A new Section 12 is added as follows:

              12.    Indemnity.

                     (a) MTInc., SUI and MTTFS. If, as a result of any event within the control of MTInc., SUI or MTTFS occurring in the 24-month period commencing on the Distribution Date and involving either the stock or assets (or any combination thereof) of MTInc., SUI or MTTFS (including, but not limited to, a merger, consolidation, liquidation, stock issuance, or sale or other disposition of assets by or involving MTInc., SUI or MTTFS) any taxes are imposed on the Company or any of its subsidiaries with respect to any action taken pursuant to the Plan of Reorganization (or any amendment thereof), then the respective corporation shall pay those taxes (and related interest and penalties, if any) and shall indemnify and hold harmless the Company and its subsidiaries from and against all such taxes, interest, and penalties, including but not limited to any such taxes paid at any time by Company or any subsidiary. The respective corporation shall make such payment and indemnification no later than 15 days after written notice from the Company or one of its subsidiaries of a final determination with respect to such taxes, which notice shall be accompanied by a computation of the amounts due.

                     (b) Morris. Morris agrees to indemnify the Company and its subsidiaries and hold them harmless against and with respect to any damages, claims, losses, taxes (including interest, penalties and additions thereto), and costs and expenses arising from, in connection with or with respect to (i) any misrepresentation or breach of warranty by Morris under this Agreement, or (ii) any failure by Morris to fulfill any agreement or covenant under this Agreement.

                     (c) Temple. Temple agrees to indemnify the Company and its subsidiaries and hold them harmless against and with respect to any damages, claims,





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       losses, taxes (including interest, penalties and additions thereto), and costs and expenses arising from, in connection with or with respect to
       (i) any misrepresentation or breach of warranty by Temple under this Agreement, or (ii) any failure by Anderson to fulfill any agreement or covenant under this Agreement.

                     (d) Morris and Temple. Morris and Temple jointly and severally agree to indemnify and hold harmless the Company against any liability for tax, penalties, interest or other amounts which may be asserted against the Company or any of its subsidiaries as a result of alleged federal or state income tax deficiencies of MTInc. or any corporation (other than Hammerman & Gainer, Inc.) which was at any time a subsidiary of MTInc. with respect to any year in which such corporation was not a member of the affiliated group (within the meaning of section 1504 of the Internal Revenue Code of 1986) of which the Company was the common parent, including without limitation deficiencies attributable to the disallowance of compensation deductions for amounts paid to Morris and/or Temple.

       10. Schedule 1 to the Original Agreement is amended to delete Morris Temple & Co. of Texas from the list of MorTem Corporations.


       IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.




                                          AMERISAFE, INC.


                                          By:
                                             --------------------------------
                                             Mark R. Anderson, President



                                          -------------------------------------
                                          MILLARD E. MORRIS



                                          -------------------------------------
                                          AUBREY T. TEMPLE


                                          M.T. & CO., INC.


                                          By:
                                             --------------------------------
                                             Aubrey T. Temple, President





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                                          SOUTHERN UNDERWRITERS, INC.


                                          By:
                                               --------------------------------
                                               Aubrey T. Temple, President


                                          MORRIS, TEMPLE & TRENT
                                          FINANCIAL SERVICES, INC.


                                          By:
                                               --------------------------------
                                               Craig P. Leach,
                                               Vice President





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